ALR Technologies Announces Successful Preliminary Results for the GluCurve Pet CGM Non-Inferiority Study

SINGAPORE, February 28, 2022 (GLOBE NEWSWIRE) -- ALR Technologies Inc. (“ALRT” or the “Company”) (OTCQB: ALRT), the diabetes management company, today announced preliminary results from the Non-Inferiority Study currently being conducted on the GluCurve Pet CGM (GluCurve).

Utilizing a chemistry analyzer for the baseline, the GluCurve has thus far performed on par with the leading veterinary Blood Glucose Meter (BGM) and has met all the accuracy requirements set for human blood glucose meters in ISO: 15197:2013.

“We are pleased with GluCurve’s accuracy as compared to the leading pet BGM used by veterinarians. The platform has provided valuable diagnostic information throughout the study that would not be available from traditional in-clinic glucose curve. A significant benefit of GluCurve is that it is applied in minutes in-clinic and the pet is sent home. GluCurve records blood sugar levels every 3 minutes for up to 14 days while the pet and owner go about their daily lives. This presents many benefits compared to BGM whereby 5 to 7 data points are collected over 8-12 hours in a clinical setting. The process of housing a pet in-clinic and drawing blood every 2 hours causes stress which elevates their blood glucose levels and is challenging for the clinic staff to undertake. As part of the study, GluCurve was able to document the impact on glucose levels from the stressful clinical experience required for BGM testing in real time,” said Joe Stern, Head of Animal Health at ALR Technologies.

Mr. Stern continues, “The data collected by GluCurve is processed and organized to facilitate clinicians in providing optimal care with ease. By comparing daily curves, the platform is able to show clinicians if the pet is receiving insulin injections at the appropriate times, the pet’s eating habits, and a complete view of the pet’s blood sugar levels over time. Additionally, we have received feedback from the lead veterinarian in the study confirming what other veterinarians and animal health companies have told us; they believe the GluCurve Pet CGM will become the standard of care for the management of diabetic pets. We are looking forward to reviewing the final results with our prospective pharmaceutical partner next month.”

About ALR Technologies
ALR Technologies is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential

infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division has identified an unmet need in diabetes care and has developed GluCurve; a solution to assist Veterinarian Doctors to determine the efficacy of insulin and to help to identify the appropriate dose and frequency of administration of insulin for companion animals. Thus, delivering the same optimization of diabetic drug therapies to pets as to humans.

On June 1, 2021, ALR Technologies Inc. announced its intention to migrate to Singapore. More information about ALR Technologies Inc. can be found at www.alrt.com. Information regarding ALR Technologies SG Pte. Ltd. can be found at https://sg.alrt.com.

Contact

Ken Robulak (US)
Phone: +1 (727) 736-3838

Anthony Ngai (Singapore)
Phone: +65 3129 2924

Email: ir@alrt.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain “forward-looking statements” as defined under applicable securities legislation. All information and statements contained herein that are not clearly historical in nature constitute forward-looking information, and the words “anticipate”, “estimate”, “believe”, “continue”, “could”, “expect”, “intend”, “plan”, "postulates", "predict", “will”, “may” or similar expressions suggesting future conditions or events or the negative of these terms are generally intended to identify forward-looking information. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The forward-looking statements included in this news release are made as of the date hereof. ALR Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.